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                                                                      Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
                For the Three Months Ended March 31, 2002 and 2001
                 (Amounts in thousands, except per share data)

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
                                                             Three Months Ended
                                                                  March 31,
                                                             ------------------
                                                               2002       2001
                                                             --------    ------
Basic - assumes no dilution:

Net income for the period                                    $15,571    $16,698
                                                             -------    -------

Weighted average number of common
    shares outstanding during the period                      40,780     40,524
                                                             -------    -------

Net income per share - basic                                 $  0.38    $  0.41
                                                             =======    =======


Diluted - assumes full dilution:

Net income for the period                                    $15,571    $16,698
                                                             -------    -------

Weighted average number of common
    shares outstanding during the period                      40,780     40,524
Weighted average number of common
    equivalent shares to reflect the dilutive
    effect of common stock equivalent securities:
      Stock options                                              307        102
      Common stock units related to Deferred
        Equity Compensation Plan for Directors                   114        107
      Common stock units related to Deferred
        Compensation Plan for Employees                           30         14
                                                             -------    -------
Total common and common equivalent
    shares adjusted to calculate diluted
    earnings per share                                        41,231     40,747
                                                             -------    -------

Net income per share - diluted                               $  0.38    $  0.41
                                                             =======    =======


Percentage of dilution compared
    to basic net income per share                                0.0%       0.0%
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